EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (DOLLARS IN THOUSANDS)


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


                                                                                Company (Successor) (1)
                                         -------------------------------------------------------------------------------------------
                                                                                                                         Pro Forma
                                           Period                                     Pro Forma        Nine Months       Nine Months
                                         Feb. 2, 1996    Year Ended December 31,     Year Ended    Ended September 30,     Ended
                                         to Dec. 31,     -----------------------     December 31,  ------------------- September 30,
                                             1996      1997       1998       1999     1999 (2)      1999        2000      2000 (2)
                                             ----      ----       ----       ----     --------      ----        ----      -------
Earnings
    Income (loss) from continuing
      operations before provision for
      income taxes and extraordinary
      item                                $ (1,989)   $ 7,725   $ 17,934   $ 25,649    $ 25,649    $ 18,401   $ 28,150      28,150
    Interest and amortization of
      deferred finance costs                   976      8,121     10,555     13,901      10,545       8,675     13,338      11,377
    Implicit rental interest expense            60      1,369      1,618      2,016       2,016       1,500      1,500       1,500
                                          ------------------------------------------------------------------------------------------
    Total earnings                            (953)    17,215     30,107     41,566      38,210      28,576     42,988      41,027
                                          ------------------------------------------------------------------------------------------

Fixed Charges
    Interest and amortization of
      deferred finance costs                   976      8,121     10,555     13,901      10,545       8,675     13,338      11,377
    Capitalized interest (per general
      ledger)                                   28        223        288        410         410         352        646         646
    Implicit rental interest expense            60      1,369      1,618      2,016       2,016       1,500      1,500       1,500
                                          ------------------------------------------------------------------------------------------
Total fixed charges                       $  1,064    $ 9,713   $ 12,461   $ 16,327    $ 12,971    $ 10,527   $ 15,484    $ 13,523
                                          ------------------------------------------------------------------------------------------

Ratio of earnings to fixed charges (3)         --        1.77       2.42       2.55        2.95        2.71       2.78        3.03
                                          ==========================================================================================


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(1)   The ratio of earnings to fixed charges for Brim (Predecessor) for the two years in the period ended December 31, 1995, and the period January 1 to December 18, 1996, is not presented because of lack of comparability between the capital structure of the Company and that of the Predecessor.

(2) The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from the sale of the Notes offered hereby and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events. The ratio has been computed using an assumed interest rate of 4 1/2%.

(3) Earnings before fixed charges were inadequate to cover fixed charges by $2,017,000 for the period February 2, 1996 to December 31, 1996.